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                                                                  Exhibit 10.30

                      [DRUGABUSE SCIENCES, INC. LETTERHEAD]

February 4, 2000

Elizabeth Greetham                                     Re: Employment Agreement


Dear Liz:

On behalf of DrugAbuse Sciences, I am pleased to restate the terms of your employment with DrugAbuse Sciences Inc. Your position with DrugAbuse Sciences, Inc. is Chief Financial Officer and Senior Vice President, Business Development. You report to the CEO. Your position is a full-time position.

As sole and overall compensation for your employment over the coming years, you received stock options which were defined by the board of directors on January 13, 2000, which are subject to continuous employment and certain vesting conditions and milestones, as documented in the minutes of the board meeting. Other than these stock options, you will receive no cash or other compensation for your services.

Your reasonable business expenses will be reimbursed by the company, according to the company policy. As a condition of your employment, you have executed an Employee Confidential Information and Inventions Agreement.

Your employment with DrugAbuse Sciences is "at will"; in other words, either you or DrugAbuse Sciences will have the right to terminate your employment with DrugAbuse Sciences at any time, for any reason, with or without notice and with or without cause, in your or our sole discretion. No severance will apply upon termination.

The terms set forth in this letter supersede all prior agreements, understandings and representations between us concerning the subject matter of this letter. Changes to your employment agreement would apply only if in writing and signed by DrugAbuse Sciences Inc. CEO.

Sincerely,

/s/ Philippe Pouletty

Philippe Pouletty, M.D.
Chairman and CEO, DAS Inc.

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I, Elizabeth Greetham, understand and agree to the above terms. I understand that my employment with DrugAbuse Sciences is at will, and I acknowledge that no representations or promises other than those set forth above have been made to me with regard to the terms and conditions of my employment.

Signed: /s/ Elizabeth Greetham                          Date: February 4, 2000
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